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                                                                      EXHIBIT 99


NEWS
from America's Leading Commercial Real Estate Services Company

Contact:  CB Commercial
          Cary Brazeman
          (213) 613-3227

          Sitrick and Company
          Michael Sitrick
          Anne DeWolfe
          (310) 788-2850


              BOARDS OF CB COMMERCIAL AND REI LTD. APPROVE MERGER, CREATING FIRST FULLY INTEGRATED GLOBAL REAL ESTATE SERVICES FIRM

     LOS ANGELES, CA - DECEMBER 9, 1997 - The Boards of Directors of CB Commercial Real Estate Services Group, Inc. (NYSE: CBG) and REI Ltd., the holding company for all Richard Ellis operations outside of the U.K., today announced an agreement as to the terms of a merger. Terms were not disclosed. REI Ltd. stated that its Board of Directors is recommending the offer to its shareholders. The senior-manager shareholders of REI have agreed to enter into irrevocable undertakings to accept the offer.

     The merger will create the first fully integrated global commercial real estate services firm, with nearly 8,000 employees in more than 200 principal offices in 31 countries. REI Ltd. is expected to increase CB Commercial's annual revenues by approximately $110 million and earnings before interest, taxes, depreciation and amortization by approximately $10 million. The combined company will operate under a yet-to-be finalized name that will reflect the combination of the two current names: CB Commercial and Richard Ellis.

     The merger is subject to due diligence and the approval of the shareholders of REI. The transaction is expected to be completed by the end of April 1998.

     Outside of the United Kingdom, Richard Ellis firms employ approximately 1,500 people in 28 countries throughout the world. In the United Kingdom, Richard Ellis Group Ltd. has offices in London and five other cities.

     James J. Didion, Chairman and Chief Executive Officer of CB Commercial, will serve in those same roles in the combined company. Barry White, currently Chief Executive of REI Ltd., will become Vice Chairman - International Activities, as well as Co-Chairman of the combined company's Global Operations Management Board. Messrs. Didion and White said that other senior management positions will be determined by integrating the best people from both companies.

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     Mr. White said that in light of the long-standing relationship between
Richard Ellis Group Ltd. (the U.K. company) and REI Ltd., he and Mr. Didion believed that it would be a shame to end that relationship and compete. He expressed hope that the U.K. company might join the newly-combined CB Commercial and REI Ltd. entity in the creation of a global enterprise.

     "Our merger with REI Ltd. really creates an opportunity for the U.K. company," Mr. Didion said, "and it would make sense from a number of perspectives -- theirs and ours -- for them to be part of this venture."

     Mr. Didion said that if the Richard Ellis Group Ltd. decided not to join with CB Commercial and REI, the newly-combined entity was prepared to access the U.K. market through an alternative approach.

     Explaining the logic behind the CB Commercial -- REI Ltd. merger, Mr. Didion said the combined company's intent is to create "a commonly owned, commonly managed global real estate operation with seamless service capabilities across all business lines and geographic locations. This fully integrated company will meet multinational client demand, and give our professionals the best possible platform to deliver solutions any place in the world."

     "The potential for new business in this arena is considerable. Multinational corporations are outsourcing an ever-larger share of their non-core-business activities -- including real estate operations and the strategic planning, facilities management and transaction management -- all of which we'll be well prepared for, both in functional capabilities and geographic coverage."

     Mr. Didion continued, "Another driver behind the merger -- besides the fact that REI Ltd. is a high quality firm with broad geographic coverage and a rich history of quality client service -- is the capital markets. Institutional investment generally, and real estate investment specifically, is increasingly viewed in a global context. In fact, capital moves cross-border so easily now that we know the global economy is real. Our combined company will be able to service cross-border real estate investors with on-the-ground expertise and a network capability that will put us at the cutting edge of the real estate industry."

     Mr. White said that REI Ltd. reviewed a number of opportunities before deciding to join with CB Commercial.

     "There are five key factors which attracted us to CB Commercial," Mr. White said. "They have superb geographical coverage in the United States. Secondly, they are one of the market leaders in every real estate service in which we are interested. Thirdly, they are America's leading real estate brokerage firm by number of transactions and have a very good reputation. Then, on the corporate real estate side, they offer a full range of strategic and transaction services secured in a large number of strategic alliances, and backed up by the exciting possibilities of the facilities management services capabilities resulting from their merger with Koll. Lastly, CB Commercial are significant players in capital management and investment advisory services, buying and selling billions of dollars of investment property on behalf of clients. The potential synergy between our two companies is superb."

     Mr. White continued, "CB Commercial's market coverage in North America affords REI the ability to offer European and Asian corporations more thorough coverage of their real estate assets and requirements in the Americas. Conversely, REI's market coverage in Asia, Europe, Africa, and South America offers CB Commercial's clients an exactly parallel service."

     "Combined and integrated, the two companies should be unbeatable," Mr. Didion concluded.

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     Founded in 1906, CB Commercial is America's leading and largest vertically integrated commercial real estate services company. With 6,400 employees , the company serves real estate users, owners and investors on a global basis. Services include commercial property sales and leasing, property management, corporate advisory services and facilities management, mortgage banking, realty advisory and investment management, capital markets, appraisal services, financial analysis, market research and human resources. For the 12-month period ending September 30, 1997, CB Commercial had revenues of $662 million. (This includes only one month of revenues from Koll Real Estate Services, which CB Commercial acquired in late August 1997.)

     This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

     The contents of this release, for which the directors of CB Commercial Real Estate Services Group, Inc. and REI Ltd. accept responsibility, have been approved for the purposes of Section 57 of the U.K. Financial Services Act 1986 by Coopers & Lybrand, a firm authorized by the Institute of Chartered Accountants in England and Wales to carry on investment business.


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